EXHIBIT 99.2

May 15, 2009
Bulletin No. 1325

First Quarter 2009 Operating Results

Dear Chief Executive Officer:

Today the Federal Home Loan Bank of San Francisco is announcing operating results for the first quarter of 2009. These results have been prepared from unaudited financial information.

The Bank's net income for the first quarter of 2009 was $123 million, compared with net income of $240 million for the first quarter of 2008. The decrease in net income reflected several factors, which are discussed in the earnings release. One of these factors was an $88 million credit-related impairment charge related to certain non-agency mortgage-backed securities (MBS).

Because we adopted the recent FASB staff position on other-than-temporary impairment (OTTI) of debt securities as of January 1, 2009, our accounting for impairments has changed significantly. While the portion of any impairment related to credit loss is realized in income, the non-credit-related portion of any impairment is recognized in other comprehensive income, a component of capital. For the first quarter of 2009, the non-credit-related impairment amount was $1.1 billion.

The increase in the total amount of OTTI relative to the fourth quarter of 2008 reflects the ongoing deterioration in housing prices, credit market stress, and weakness in the U.S. economy in the first quarter of 2009, which continued to affect the credit quality of the loan collateral underlying certain MBS in the Bank's held-to-maturity portfolio. These factors also led us to modify certain assumptions in the cash flow models used to analyze these MBS to reflect higher default rates, more extreme loss severities, and more moderate rates of housing price recovery than we used in our analysis as of December 31, 2008. The continuing severe lack of liquidity in the MBS market also adversely affected the valuation of MBS.

Another effect of adopting the new FASB staff position in the first quarter is that the Bank recognized the cumulative effect of initially applying the rule as an increase in the retained earnings balance at January 1, 2009, with a corresponding decrease in accumulated other comprehensive income. The amount recognized was $570 million, reflecting the non-credit-related portion of the OTTI charge taken in the fourth quarter of 2008. As of March 31, 2009, retained earnings totaled $869 million and accumulated other comprehensive loss totaled $1.6 billion.

We intend to hold all of the affected securities to maturity. The amount of the non-credit impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. At March 31, 2009, the estimated weighted average life of the affected securities was approximately four years.

As of March 31, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital-to-assets ratio was 5.27%, exceeding the 4.00% requirement, and our risk-based capital was $14.3 billion, exceeding our $11.0 billion requirement. It should be noted that regulatory capital includes retained earnings, capital stock, and mandatorily redeemable capital stock (which appears as a liability on the statements of condition) and excludes accumulated other comprehensive income.

Persistent disruption of the credit and housing markets and the possibility of future OTTI charges have required us to continue to build retained earnings and preserve our capital. As you know, in anticipation of a potential OTTI charge, the Bank did not pay a dividend for the first quarter of 2009 and did not repurchase excess capital stock on April 30, 2009. We will continue to monitor the condition of our MBS portfolio, our overall financial performance and retained earnings, and developments in the financial and housing markets as the basis for determining the status of dividends and capital stock repurchases in future quarters.

We know these actions and others we've taken to strengthen the Bank under unprecedented market conditions create significant challenges for our members. Our primary focus continues to be on providing you with the liquidity you need while working to maintain the Bank's core economic performance. For a fuller explanation of the Bank's operating results and the other issues mentioned here, please review the Bank's earnings release and the Q&A that is available on the Bank's website.

Despite present challenges, we are continuing to raise funds in the capital markets, provide liquidity to members, manage the credit risk of advances by adapting our credit and collateral terms to current market conditions, and take other actions to maintain the Bank's long-term financial strength. We remain committed, as always, to meeting your funding needs while preserving the Bank's safety and soundness and protecting our members' collective investment in the Bank.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intend," "will," "estimated," "expected," "possibility," and "potential," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.